Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 788 8200 FAX 804 788 8218

May 19, 2006

People’s Choice Home Loan Securities Corp.

7515 Irvine Center Drive

Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to People’s Choice Home Loan Securities Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, Number 333-125734 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of either Mortgage Pass-Through Certificates (“Certificates”) or Mortgage-Backed Notes (“Notes”), issuable in one or more series by separate trusts (each, a “Trust”) established by the Company.

We have examined the originals or copies of (a) the Registration Statement, (b) the Company’s Certificate of Incorporation and Bylaws, (c) the form of indenture (the “Indenture”) between a Trust, as issuing entity, and the indenture trustee, (d) the form of pooling and servicing agreement (the “Pooling and Servicing Agreement”) among the master servicer, the seller, and the trustee, and (e) such other documents and materials as we have deemed necessary to the issuance of this opinion.

On the basis of the foregoing and such assumptions and qualifications specified herein, we are of the opinion that:

1. The Company is a corporation validly formed and existing under the laws of the state of Delaware.

2. Each Indenture, assuming the authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

3. Each series of Notes, assuming due authorization, execution and authentication thereof in accordance with the Indenture and the delivery thereof and payment therefor as

People’s Choice Home Loan Securities Corp.

May 19, 2006

contemplated in the prospectus supplement delivered in connection therewith, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Indenture.

4. Each Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

5. Each series of Certificates, assuming the authorization, execution and delivery of the related Pooling and Servicing Agreement, the execution and authentication of such Certificates in accordance with that Pooling and Servicing Agreement and the delivery and payment therefor as contemplated in the prospectus supplement delivered in connection therewith, will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of that Pooling and Servicing Agreement.

The foregoing opinions are limited to matters of the laws of the United States of America the State of Delaware and the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

Hunton & Williams LLP